Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Omnibus Incentive Compensation Plan of HFF, Inc. our report dated November 7, 2006, with respect to the consolidated financial statements of HFF Holdings, LLC and subsidiaries and our report dated December 12, 2006, with respect to the statement of financial condition of HFF, Inc. included in the Post Effective Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of HFF, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Pittsburgh, Pennsylvania
January 30, 2007